UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2022

PetMed Express, Inc. (Exact name of registrant as specified in its charter)
Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Congress Avenue Delray Beach, FL 33445
(Address of principal executive offices) (Zip Code)

(561) 526-4444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	PETS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bruce Rosenbloom Transition Services and Separation Agreement

In connection with Bruce Rosenbloom’s transition services and subsequent separation from employment with the Company, on August 2, 2022, PetMed Express, Inc. (the “Company”) and Mr. Rosenbloom enter into a CFO Transition and Separation Agreement (the “Agreement”) pursuant to which Mr. Rosenbloom will remain in his current position as CFO of the Company through and including August 2, 2022, and following the termination of his status as CFO, Mr. Rosenbloom will continue to serve as an employee of the Company to provide transition services to the Company through his date of termination. His employment will end on the first to occur, of December 31, 2022 or such earlier date of termination as is determined by the Company at the Company’s sole discretion (“Separation Date”). While Mr. Rosenbloom serves as an employee of the Company, he will continue to receive his current base salary and benefits as currently in effect.

In the event that the Separation Date occurs either (i) on December 31, 2022 or (ii) as a result of any earlier termination of Mr. Rosenbloom’s employment due to a termination by the Company without “cause” (as defined in the Agreement), subject to Mr. Rosenbloom’s execution and non-revocation of a general release of claims in favor of the Company, compliance with the terms and conditions of the Agreement and with applicable restrictive covenants, and the performance of transition services, the Company has agreed to provide Mr. Rosenbloom with the following payments and benefits: (A) twelve months’ severance pay at his current base salary, paid in two equal lump-sums, with the first such payment to be paid on the Company’s next payroll date following the Separation Date, and the second to be paid on the Company’s next payroll date six-months following the Separation Date, (B) payment equal to the cost of COBRA premiums for Mr. Rosenbloom and his dependents until the earliest of (i) the last day of the period ending on the date that is twelve (12) months following the Separation Date, or (ii) the date when Mr. Rosenbloom becomes eligible for substantially equivalent health insurance coverage in connection with new employment; (C) reducing the restriction period on an aggregate of Mr. Rosenbloom’s 13,275 outstanding restricted shares issued under the 2016 Employee Equity Compensation Restricted Stock Plan to end on the Separation Date, and (D) reducing his existing non-compete obligation following employment with the Company to a period of 12 months.

The entire Company thanks Mr. Rosenbloom for his dedication, his leadership, and his myriad contributions to the growth and success of our organization over the past two decades, and we wish him the very best.

The description in this report of the Agreement with Mr. Rosenbloom does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are provided as part of this report:

Exhibit No.	Description

10.1	CFO Transition and Separation Agreement by and between PetMed Express, Inc. and Bruce Rosenbloom
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2022

PETMED EXPRESS, INC.

By:	/s/ Mathew N. Hulett
Name:	Mathew N. Hulett
Title:	Chief Executive Officer and President

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